99.2    Analyst Conference Call Script - Second Quarter Ended June 30, 2004

CBL & ASSOCIATES PROPERTIES, INC.
Conference Call, Second Quarter 2004
July 29, 2004 @ 10:00 AM EDT

Thank you and good morning. We appreciate your participation in today's conference call to discuss our 2004 second quarter results. With me today is John Foy, the Company's Vice Chairman and Chief Financial Officer, and Charlie Willett, Senior Vice President - Real Estate Finance, who will first read our Safe Harbor disclosure.

This conference call contains "forward-looking" statements within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. During our discussion today, references made to per share are based upon a fully diluted converted share. Also, references made to community centers are only those that are not a part of our joint venture with Galileo America. We direct you to the Company's various filings with the Securities and Exchange Commission including, without limitation, the Company's Annual Report on Form 10-K and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included therein for a discussion of such risks and uncertainties.

I would like to note that a transcript of today's comments, the earnings release, a preliminary balance sheet and additional supplemental schedules, will be furnished to the SEC on Form 8-K and will be available on our website. This call is also available for replay on the Internet through a link on our website at cblproperties.com. This conference call is the property of CBL & Associates Properties, Inc. Any redistribution, retransmission or rebroadcast of this call without the express written consent of CBL is strictly prohibited.

During this conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. A description of each non-GAAP financial measure and a reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure was included in the earnings release that will be in the Form 8-K.

Our supplemental information was released last evening with our earnings release and was posted to our web site.

Thank you, Charlie.

Before we start today's call, we wanted to mention how much we have appreciated the counsel and service that Bill Poorvu, whose retirement we announced yesterday, has rendered to our company as a member of our Board of Directors. We wish him well in all of his endeavors. We also want to thank Kelly Sargent, our former Director of Investor Relations, for a job well done. We wish her well in her new position at E*Trade.

At CBL, we have always invested considerable time and resources in developing and perfecting a core strategy that allows us to provide consistent FFO and
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dividend growth. Our strategy includes maintaining a conservative debt to total market capitalization ratio, a relatively low percentage of floating rate debt, active acquisition and development programs, strong occupancy and same center NOI growth, reinvestments in our properties and financial discipline in pursuing new growth opportunities.

We continue to enjoy an improving retail environment with mall retailers experiencing higher sales growth and improving margins. We believe these trends are beginning to have a positive impact on retailers' plans to add new stores and concepts in malls.

The second quarter was an active one for us on the development, acquisition and leasing fronts. One of the highlights for us in the second quarter is the annual ICSC Convention. We estimate that we had between 2,000 and 2,500 visitors for the three days our suite was open. Overall attendance for the convention was over 36,000 and the attitude of the retailers was as vibrant and positive as we have seen in years. In June we also held Connection 2004, our annual leasing event here in Chattanooga for retailers. This three-day conference had over 130 retailer representatives in attendance.

DEVELOPMENTS

During the quarter, we purchased the land and began construction of the 407,000-square-foot Southaven Towne Center in Southaven, MS, a Memphis suburb. Phase I of this open-air center will be anchored by JCPenney, Linens `N' Things and Circuit City and will open in October 2005. Dillard's will join in Phase II in spring 2006. We also began construction on an expansion to CoolSprings Crossing, one of our associated centers in Nashville.

Our other major development currently under construction is Imperial Valley Mall in El Centro, CA. This 752,000 square foot mall is on schedule for its March 2005 grand opening. We are pleased to currently be 75% leased and committed.

We also have under construction the 334,000-square-foot Charter Oak Marketplace in Hartford, CT, anchored by Wal-Mart and Marshall's. This project is 97% leased and will be contributed to our Galileo joint venture.

We have four mall expansions in progress including East Towne and West Towne Malls in Madison, WI, and The Lakes Mall in Muskegon, MI. Each of these three projects includes a new Dick's Sporting Goods with the two Madison malls including additional mall shop space. All are scheduled to open this November. At Arbor Place Mall construction is on schedule for the new 140,000-square-foot Rich's-Macy's to open this September.

We have three mall renovations underway right now - Panama City Mall, which is expected to be completed by the end of August, and Cherryvale Mall and Northwoods Mall, which are expected to be completed in November. Our total investment, excluding deferred maintenance costs, will be $23.0 million.

LEASING & OCCUPANCY

During the quarter we entered into approximately 338,000 square feet of new leases and renewed approximately 206,000 square feet of existing tenants for

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total leasing of 544,000 square feet compared with 495,000 square feet in 2003.
Leasing for both periods excludes results achieved in the community center portfolio contributed to the Galileo joint venture.

From July 1st of last year through June 30th of this year, we lost 438,000 square feet to bankruptcies and store closings. This resulted in the loss of $7.5 million in annual base rents. The pace of bankruptcies slowed in the second quarter and we have now replaced 153,000 square feet. The annual base rents of $3.1 million achieved on these retenanted spaces represent an increase of 30% in annual base rent.

At the end of the second quarter, total portfolio occupancy was 91.1%, which was 40 basis points below the prior-year period but 30 basis points higher than the end of the first quarter. We had originally anticipated occupancy to trend down sequentially in the second quarter but we were pleased to have made progress through our leasing efforts, particularly in the malls.

In the mall portfolio, average annual base rents for spaces leased increased by 20.9% compared to the average base rents vacated. The associated centers experienced a decrease of 9.5% primarily as a result of the redevelopment of Hamilton Corner, an associated center adjacent to Hamilton Place Mall in Chattanooga. For the fourteen community centers remaining in our portfolio, we experienced an increase of 19.4%.

RETAIL SALES

We are pleased to report strong retail sales in our portfolio for the fifth consecutive quarter. For mall stores of 10,000 square feet and less, year to date same store sales increased 5.6% for those tenants that have reported.

Additionally during the quarter occupancy costs as a percentage of sales at our malls was 13.7% compared with 14.5% for the same period one year ago.

ACQUISITIONS

On Wednesday, we announced the acquisition of the 1,129,000-square-foot Monroeville Mall in the eastern Pittsburg suburb of Monroeville, Pennsylvania, from Turnberry Associates for total consideration of $231.2 million. The acquisition included the mall, a 230,000-square-foot associated center known as the Annex, and an 86,000-square-foot open-air expansion known as the Village. An additional $20.7 million will be invested for the open-air expansion, which will open in phases starting in the latter part of this year and continuing through 2005. The purchase price was comprised of the assumption of a $134.0 million non-recourse, fixed-rate loan, special common units of CBL's Operating Partnership with a value of $60.95 million ($78.10 per unit at an initial yield of 6.5%) and $36.25 million in cash.

Year to date, we have completed six mall acquisitions totaling 5.2 million square feet for a total investment of $705.4 million with an average yield of 7.73% based on income in place. These acquisitions were funded through $263.3 million of assumed debt, $166.1 million of term loans, $162.1 million from lines of credit, $60.9 million in special common units and $53.0 million in cash.
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While we do not budget for acquisitions - preferring to let the true value of the opportunity influence the decision making process rather than the immediate need to "make the numbers" - acquisitions have clearly played an important role in the growth of our company and will continue to do so.

Since 1995, we have acquired 47 regional malls, 9 associated centers and two community centers totaling 42 million square feet and a total investment of $3.5 billion. I highlight these facts for the simple reason that during this time period we have seen a low cap rate environment come, go and come again. During this time we have been rational and disciplined in our underwriting. We have maintained our focus on well-located, dominant malls that generate strong initial returns and provide opportunities to realize upside potential. We have acquired six properties this year that fit that mold very well, and we will continue to selectively review both one-off and portfolio acquisitions that become available.

Now, I'd like to turn the call over to John Foy for a financial review.

Thank you, Stephen, and good morning.

FINANCIAL REVIEW

Some of the financial highlights of the second quarter were as follows:

1. The acquisition of Chapel Hill Mall and Park Plaza Mall that closed during the second quarter added FFO of $0.01 per share. The total accretion in 2004 for these two malls and Monroeville Mall acquired in July is $0.15 per share of FFO.
2. We received $0.03 per share of FFO from lease termination fees. As we have stated, we do not budget for lease termination fees.
3. Outparcel sales for the second quarter were $0.04 per share lower than the same quarter last year.
4. G&A in the second quarter increased by approximately $0.02 per share, or $1.3 million, compared to the second quarter last year. Of this amount, $900,000 was related to higher state taxes with the balance attributable to increased salaries and other overhead. We estimate annual G&A in the range of $34 million.
5. The write-off of abandoned projects was $1.1 million, or $0.02 per share of FFO higher this quarter compared to the same quarter last year.

During the second quarter, operating performance improved resulting in FFO per share growth of 1.7% or $0.02 per share. Of this increase, 96% was generated by external growth. The external growth resulted from the new developments and acquisitions we completed in 2003 and the first six months of 2004. The internal growth resulted primarily from the 1.5% same center NOI growth, which was within our projected range of 1 to 2%.

As we stated in our earnings release, the second quarter same-center NOI growth was 1.5% for the total portfolio, driven by improvement in occupancy over the first quarter of 2004 and the contributions from specialty leasing, sponsorship and branding, and our taxable REIT subsidiary. The breakdown by property type for the quarter is as follows:
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1.   Same  center  mall NOI growth was flat.  We believe  this is a  significant accomplishment given the 372,000 square feet of vacancies from bankruptcies and store closings we have experienced in the malls during the last 12 months. As Stephen mentioned, we have leased approximately 31% of this space, which will provide a positive NOI impact beginning in the fourth quarter of this year.
2. Associated center NOI decreased by 2.3%, or $119,000. We experienced 66,000 square feet of bankruptcies and store closings during the last 12 months, of which we have re-leased 57%.
3. NOI for community centers which are not part of our venture with Galileo increased 9.3% or $150,000.

Our cost recovery ratio was 99.8% for the quarter compared with 103.7% in the second quarter of 2003. Though higher than the mid-90's target we discussed last quarter, we still expect this ratio to trend back to the mid-90% level in the second half of the year.

Our debt to total market capitalization at the end of the second quarter was 49.4%, compared with 50.3% a year ago, continuing to give us financial flexibility. Our floating rate debt represents only 13.1% of our total market capitalization and accounts for 26.4% of our total debt. The variable rate debt includes construction loans, lines of credit and six short-term loans on operating properties. We expect to convert some of these short-term loans to long-term, fixed-rate loans during the remainder of this year. The dividend payout ratio was 60% at quarter-end.

Our financial coverage ratios remain strong with an EBITDA coverage ratio of
2.71 for the second quarter of 2004 compared with 2.81 for the same period in 2003. The decline in the ratio was the result of an increase in interest expense and a comparatively smaller gain from outparcel sales.

CONCLUSION

In summary, we are pleased with our accomplishments for this quarter and we have a positive outlook going forward based on the following reasons:

1. The improving retail environment has created more optimism on the part of retailers for expansion plans in 2004 and beyond.
2. While we expect same center NOI growth to be in the range of 1% to 2% for the remainder of this year, we anticipate stronger NOI performance in 2005.
3. We have exciting new developments coming on line this year and next, along with a development pipeline that is becoming more active than in the last couple of years. Our new development program is further enhanced by the success we have enjoyed at Coastal Grand-Myrtle Beach, which is off to a spectacular start.
4. We have acquired over $700 million of new malls this year compared to $494 million for all of 2003. These properties have been acquired at favorable cap rates and are consistent with our disciplined approach to acquisitions.
5. Based on our operating results and the acquisitions to date, we increased our guidance to a range of $4.98 to $5.03 per share.

We appreciate your confidence and support. Stephen and I will now answer your questions.

Operator: Open for Q&A.

Final Comment:

Stephen:
Thank you again for joining us today.